Exhibit 10.7

SEVERANCE AGREEMENT

This Severance Agreement (hereinafter the “Agreement”) is made and entered into effective as of the 30th day of March, 2012 (the “Effective Date”) by and between FIRST INTERNET BANK OF INDIANA (“EMPLOYER”) and JEFFREY K. HARTY (“EMPLOYEE”) with reference to the following:

WHEREAS, prior to EMPLOYEE’S voluntary resignation and separation from employment effective January 31, 2012 (the “Separation Date”), EMPLOYEE was employed by EMPLOYER pursuant to an Employment Agreement dated June 1, 2000, as amended by Amendment No. 1 thereto dated July 1, 2001 and Amendment No. 2 thereto dated January 1, 2007 (such Employment Agreement, as amended, the “Employment Agreement”); and

WHEREAS, EMPLOYER and EMPLOYEE, in order to settle, compromise and fully and finally release any and all claims and potential claims against EMPLOYEE, Employee Released Parties (as defined below), EMPLOYER or Employer Released Parties (as defined below), arising out of EMPLOYEE’S employment and the cessation thereof, have agreed to resolve these matters on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.                                      Recitals. The recitals set forth above are true, accurate, and correct, and are incorporated in this Agreement by this reference and made a material part of this Agreement.

2.                                      Employment-Related Compensation. EMPLOYEE acknowledges and agrees that upon receipt of (a) a payroll check for salary earned through and including the Separation Date, and (b) a check in the amount of $55,553.00 in payment of the EMPLOYEE’S annual bonus for the year 2011, EMPLOYEE will have received from EMPLOYER all compensation to which EMPLOYEE is entitled for services provided to EMPLOYER through the Separation Date. Such salary and bonus shall be paid to EMPLOYEE on the Effective Date and shall be subject to deduction of all required and customary federal, state and local taxes and withholdings. EMPLOYEE further acknowledges and agrees that EMPLOYEE has received reimbursement from EMPLOYER of all business expenses incurred by EMPLOYEE through the Separation Date in accordance with EMPLOYER’S expense reimbursement policy and practices.

3.                                      Severance Benefits.

a.                                      Severance Pay. Provided EMPLOYEE does not revoke his release pursuant to Section 13 of this Agreement, EMPLOYER shall pay EMPLOYEE severance (“Severance Pay”) in the total amount of $444,424.00, payable in eight (8) quarterly installments of $55,553.00 each, with the first installment due and payable on April 15, 2012, the second installment due and payable on June 30, 2012, and subsequent installments, due and payable on the last day of each consecutive calendar quarter thereafter until the Severance Pay has been paid in full. If the day on which any installment of Severance Pay is payable falls on a weekend, holiday or other day on which such payment cannot be made, such installment shall be due and payable on the immediately preceding business day on which such payment can be made. Unless otherwise directed in writing by EMPLOYEE, all payments of Severance Pay shall be made by EMPLOYER to EMPLOYEE by direct deposit to such bank account of EMPLOYEE as EMPLOYEE specifies by written notice to that effect to EMPLOYER. The Severance Pay shall be payable to EMPLOYEE without deduction for any federal or state withholdings or taxes, all of which shall be the responsibility of EMPLOYEE. If EMPLOYER fails to pay any installment of Severance Pay when due, then: (i) such unpaid installment of Severance Pay shall bear interest from the date such installment was due until paid at the rate of eighteen percent (18%) per annum; and (ii) EMPLOYEE may give EMPLOYER written notice of such delinquent payment, and if EMPLOYER fails to cure such delinquency in payment by paying all delinquent installment(s) of Severance Pay, plus all accrued interest thereon, within ten (10) days following the date EMPLOYEE gives EMPLOYER such notice of delinquency, then all unpaid installments of Severance Pay and all accrued interest thereon automatically shall become immediately due and payable in full by EMPLOYER to EMPLOYEE.

b.                                      COBRA. If elected by EMPLOYEE, EMPLOYER will provide EMPLOYEE with continued group medical, dental and vision insurance benefits under EMPLOYER’s group medical, dental and vision insurance plans, or the plans then in effect for similarly situated employees, as required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). EMPLOYER and EMPLOYEE mutually acknowledge and agree that EMPLOYEE’S COBRA period began on February 1, 2012. EMPLOYER shall pay EMPLOYEE a monthly payment in an amount equal to the monthly cost of his COBRA continuation coverage for the eleven (11) months of February 2012 through December 2012.

4.                                      Release by EMPLOYEE. To the fullest extent permitted by applicable laws, EMPLOYEE hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue EMPLOYER and all of its parents, subsidiaries and affiliates and all of its and their current and/or former employees, partners, officers, members, shareholders, directors, managers, representatives, agents, attorneys, employee benefit plans and their fiduciaries and administrators, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation EMPLOYER, the “Employer Released Parties”), from any and all complaints, claims, demands, liabilities, damages, obligations, injuries, actions or rights of action of any nature whatsoever (including without limitation claims for damages, attorneys’ fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, existing in whole or in part as of the Separation Date that are based upon, arise out of or are in any manner connected with EMPLOYEE’S employment with EMPLOYER or the separation of EMPLOYEE’S employment with EMPLOYER. Without limiting the generality of the foregoing, EMPLOYEE acknowledges and agrees that the foregoing release/covenant not to sue is to be construed as broadly as possible and includes, but is not limited to, and constitutes a complete waiver of, any and all possible claims EMPLOYEE has or may have against the Employer Released Parties under or with respect to the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., the Civil Rights Act of 1964 and 1991, as amended, 29 U.S.C. § 2000(e), the Americans With Disabilities Act of 1990, as amended, 42 U.S.C. § 12,101 et seg., except as otherwise provided below the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.(`ERISA”), all other federal, state and local employment-related laws and statutes, all wrongful discharge or other similar state law claims and all contract claims or other theories of recovery as of the Separation Date.

Provided, however that EMPLOYEE is not releasing or waiving any rights or claims. (a) that may arise after the Separation Date; (b) that EMPLOYEE may have with respect to any 401(k) plan or other employee benefit plan subject to ERISA; (c) that EMPLOYEE may have as a customer or account holder of EMPLOYER; (d) that EMPLOYEE may have to be indemnified by EMPLOYER and/or First Internet Bancorp (“FIB”) for any claim against EMPLOYEE based upon or arising out of EMPLOYEE’s position, status or service as an employee and/or an officer of EMPLOYER and/or FIB; (e) that EMPLOYEE may have for coverage and/or to be indemnified under any policy of insurance with respect to any claim against EMPLOYEE based upon or arising out of EMPLOYEE’s position, status or service as an employee and/or officer of EMPLOYER and/or FIB; and/or (f) under this Agreement.

The parties to this Agreement mutually acknowledge and agree that, as of and following the Effective Date, EMPLOYEE remains a shareholder of FIB with the same rights and privileges as other shareholders of FIB. EMPLOYEE hereby represents to EMPLOYER that EMPLOYEE has no actual knowledge of any claim, cause of action or basis for a claim or cause of action against FIB by EMPLOYEE as a shareholder of FIB.

This Agreement does not prohibit EMPLOYEE from filing an administrative charge against EMPLOYER with a governmental agency such as the United States Equal Employment Opportunity Commission (“EEOC”) relating to EMPLOYEE’S employment with EMPLOYER; provided, however, EMPLOYEE waives and releases, to the fullest extent permitted by applicable law, any and all entitlement to any form of personal relief arising from such charge or any legal action relating to such charge. If the EEOC or any other administrative agency or person brings a complaint, charge or legal action on EMPLOYEE’S behalf or for EMPLOYEE’S benefit against any of the Employer Released Parties based on any acts, omissions or events occurring on or before the Separation Date, EMPLOYEE hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

5.                                      Release by EMPLOYER. To the fullest extent permitted by applicable laws, EMPLOYER hereby, generally, irrevocably, and unconditionally releases and forever discharges and covenants not to sue EMPLOYEE and all of his agents, attorneys, representatives, successors, heirs, assigns, and all persons acting by, through, under, or in concert with them (collectively, including without limitation EMPLOYEE, the “Employee Released Parties”), from any and all claims, charges, complaints, demands; liabilities, damages, obligations, injuries, actions, rights of action or proceedings of any nature whatsoever (including without limitation claims for damages, attorneys’ fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, existing in whole or impart as of the Separation Date that are based upon, arise out of or are in any manner connected with

EMPLOYEE’S employment with EMPLOYER, separation of EMPLOYEE’s employment with EMPLOYER or any act or omission by EMPLOYEE in his capacity or while acting as, or in connection with his service or status as, an employee and/or officer of EMPLOYER and/or FIB. This release, discharge and covenant not to sue is to be construed as broadly as possible and includes, but is not limited to, any and all claims brought or that could be brought under any agreement between EMPLOYEE and EMPLOYER (except for this Agreement), as well as any and all claims brought or that could be brought pursuant to or under any applicable federal or state law or regulation. EMPLOYER does not waive any rights or claims that may arise after the Separation Date or any right or claim under this Agreement.

6.                                      Resignation of Employment by EMPLOYEE. Under the terms of this Agreement, EMPLOYEE has agreed to voluntarily resign EMPLOYEE’S employment with EMPLOYER, and EMPLOYER has accepted such resignation, effective upon the Separation Date. EMPLOYEE also hereby resigns as an officer of FIB effective as of the Separation Date.

7.                                      Consultation. Through December 31, 2013, EMPLOYEE agrees to use his reasonable, good faith efforts to assist EMPLOYER, upon EMPLOYER’S request, regarding any investigation, litigation, regulatory, and/or alternative dispute resolution proceeding as to which EMPLOYEE’S assistance is helpful because EMPLOYEE has special or unique knowledge or involvement related to the subject matter at issue that is not otherwise available to EMPLOYER through any other person. Such assistance may include, without limitation, communicating and/or meeting with EMPLOYER’S representatives and/or EMPLOYER’S attorneys, attending depositions and reviewing pleadings and discovery. EMPLOYEE will appear and give truthful testimony in court or arbitration proceedings. EMPLOYEE shall not be paid for giving testimony under oath. The scheduling of such assistance shall be by mutual agreement of EMPLOYEE and EMPLOYER and shall not unreasonably interfere or conflict with other employment, business or personal commitments of EMPLOYEE. If and to the extent that EMPLOYEE expends a total of more than twenty-five (25) hours providing such assistance, EMPLOYEE shall be compensated by EMPLOYER in the form of a consulting fee at the rate of $200.00 per hour. Such consulting fee shall be payable by EMPLOYER to EMPLOYEE within ten (10) days after EMPLOYEE submits a written request therefor accompanied by an itemized statement describing the time expended and the assistance provided in reasonable detail. In addition, EMPLOYER shall pay or reimburse EMPLOYEE, for all reasonable and necessary travel and other expenses incurred by EMPLOYEE in providing such assistance within ten (10) days after EMPLOYEE submits a written request for such payment or reimbursement accompanied by an itemized statement identifying such expenses and, where appropriate, copies of receipts or other supporting documentation.

8.                                      Return of EMPLOYER Property. The parties mutually acknowledge and agree: (a) that all documents relating in any manner to the EMPLOYER’s business, vendors, suppliers or customers, whether prepared by EMPLOYEE or anyone else, and all EMPLOYER-provided electronic door access cards, computer(s) and computer accessories, desk or office keys, credit cards, computer passwords, office supplies, and computer programs or software are the exclusive property of the EMPLOYER; and (b) that all such items have been returned to EMPLOYER by EMPLOYEE.

9.                                 Confidentiality of Severance Agreement. EMPLOYEE and EMPLOYER mutually agree to keep confidential, and to not divulge, the terms of this Agreement, its negotiation, and/or its implementation. Provided, however, that:

a.                                      This section shall not prohibit EMPLOYEE from (i) disclosing this Agreement to EMPLOYEE’S immediate family members and to EMPLOYEE’S attorney(s), financial or tax advisor(s), outplacement firm, creditors, or otherwise as required by law, or (ii) advising a governmental taxing authority of the consideration being paid to EMPLOYEE, or of the existence of this Agreement, in response to a question or questions posed by such taxing authority. The parties further agree that it shall not be a breach of this Agreement if EMPLOYEE’S disclosure of such information has been compelled through the issuance of compulsory legal process; provided, however, that in such case, EMPLOYEE agrees to give EMPLOYER reasonable notice of the order or subpoena in question and an opportunity to challenge the disclosure of any such information before the appropriate court or agency. It shall not be a breach of this section for EMPLOYEE to disclose the terms of this Agreement in a suit to enforce the terms of this Agreement or defend a claim that this Agreement has been breached. EMPLOYEE acknowledges, understands, and agrees that this confidentiality provision is a material term of this Agreement, and that EMPLOYEE’S agreement to this provision concerning confidentiality is a material inducement to EMPLOYER’S willingness to enter into this Agreement.

b.                                      This section shall not prohibit EMPLOYER from (i) disclosing this Agreement to EMPLOYER’S attorney(s), financial or tax advisor(s), regulatory authorities having jurisdiction over EMPLOYER or otherwise as required by law, or (ii) advising a governmental taxing authority of the consideration being paid to EMPLOYEE, or of the existence of this Agreement, in response to a question or questions posed by such taxing authority. The parties further agree that it shall not be a breach of this Agreement if EMPLOYER’s disclosure of such information has been compelled through the issuance of compulsory legal process; provided, however, that in such case, EMPLOYER agrees to give EMPLOYEE reasonable notice of the order or subpoena in question and an opportunity to challenge the disclosure of any such information before the appropriate court or agency. It shall not be a breach of this section for EMPLOYER to disclose the terms of this Agreement in a suit to enforce the temis of this Agreement or defend a claim that this Agreement has been breached. EMPLOYER acknowledges, understands, and agrees that this confidentiality provision is a material term of this Agreement, and that EMPLOYER’s agreement to this provision concerning confidentiality is a material inducement to EMPLOYEE’S willingness to enter into this Agreement.

10.                          Employment Reference. EMPLOYER agrees, upon request, to provide the employment reference for EMPLOYEE set forth on Exhibit A attached hereto and incorporated herein by reference. EMPLOYER shall use good faith reasonable efforts to cause its directors and executive officers not to communicate orally or non-verbally in a manner that is inconsistent with the EMPLOYEE employment reference attached as Exhibit A.

11.                          Release of EMPLOYEE from Non-Competition Covenant; Continued Effect of Certain Other Provisions of Employment Agreement. EMPLOYER and EMPLOYEE mutually acknowledge and agree that:

a.                                      From and after the Separation Date, EMPLOYEE is and shall be fully released from the non-competition covenant set forth in Section 12(d) of the Employment Agreement, and that such non-competition covenant shall have no further force or effect.

b.                                      The confidential information covenant set forth in Section 12(a) of the Employment Agreement and the non-solicitation covenant set forth in Section 12(e) of the Employment Agreement both shall continue in full force and effect in accordance with their terms. For these purposes, the “Employment Term” (as that term is used in the Employment Agreement) ended on the Separation Date.

c.                                       Except as otherwise expressly provided above in Section 11.b of this Agreement, the Employment Agreement and the respective rights and, obligations of the parties thereunder are and shall be terminated effective as of the Separation Date.

12.                          Attorneys Fees. EMPLOYER hereby agrees to pay EMPLOYEE’S attorney, Gary L. Stage, within thirty (30) days following the Effective Date, $25,000.00 to defray the attorneys’ fees incurred by EMPLOYEE in connection with the negotiation of the terms of EMPLOYEE’S separation from employment with EMPLOYER and negotiation and preparation of this Agreement. In addition, in the event of any dispute regarding this Agreement or enforcement thereof, the prevailing party in any judicial proceeding shall be entitled to recover its reasonable attorneys’ fees and other litigation costs.

13.                          Age Act Advisements. EMPLOYEE acknowledges that EMPLOYER has advised EMPLOYEE as follows: (a) by entering into this Agreement, EMPLOYEE is waiving and releasing all claims against the Employer Released Parties under the Age Discrimination In Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., as of the Separation Date; (b) EMPLOYER has advised EMPLOYEE to consult with an attorney before signing this Agreement; (c) EMPLOYEE has up to twenty-one (21) days to consider and accept this Agreement by signing and returning this Agreement to EMPLOYER; (d) for a period of seven (7) days following EMPLOYEE’S signing of this Agreement, EMPLOYEE may revoke the release of all claims under the Age Discrimination In Employment Act of 1967 (including the Older Workers Benefit Protection Act) 29 U.S.C. § 621 et seq. by providing written notice of revocation to the EMPLOYER.

14.                          Non-Admission. Execution of this Agreement and compliance with its terms shall not be considered or deemed an admission by either party of any liability whatsoever, or as an admission by either party of any violation of rights of the other party or the rights of any other person, a violation of any order, law, statute or duty, or breach of any duty owed to the other party or any other person. EMPLOYER and EMPLOYEE each specifically disclaim any and all such liability.

15.                          Amendment. This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by EMPLOYEE and an authorized representative of EMPLOYER. Any subsequent Agreements to be entered between the parties similarly may only be via a signed writing executed by EMPLOYEE and an authorized representative of EMPLOYER.

16.                               Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and, except as otherwise provided herein, cancels all prior or contemporaneous oral or written understandings, negotiations, agreements, commitments, representations, and promises in connection herewith.

17.                               Construction. The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof. The section titles in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

18.                               Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories. Facsimile signatures shall be sufficient and fully binding.

19.                               Choice of Law and Venue. This Agreement shall be governed by the laws of the State of Indiana, without regard to the conflicts of laws or principles thereof With respect to any litigation based on, arising out of, or in connection with this Agreement, the parties consent to the sole and exclusive jurisdiction and venue of the Circuit or Superior Courts of Marion County, Indiana, and the parties hereby expressly submit to the personal jurisdiction of those courts and waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above, including without limitation any claim that any such litigation has been brought in an inconvenient forum.

20.                               Waiver. The failure of a party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of any provision of this Agreement must be in a written instrument signed and delivered by the party waiving the provision.

21.                               Notices. Any notice required or permitted to be given to EMPLOYEE pursuant to this Agreement shall be given in writing, and either personally delivered or mailed to EMPLOYEE by certified mail, return receipt requested, at the address set forth below or at such other address as EMPLOYEE shall designate by written notice to EMPLOYER given in accordance with this Section 21; and any notice required or permitted to be given to EMPLOYER shall be given in writing, and either personally delivered or mailed to the EMPLOYER by certified mail, return receipt requested, addressed to EMPLOYER at the address set forth below or at such other address as EMPLOYER shall designate by written notice to EMPLOYEE given in accordance with this Section 21. Any notice complying with this Section 21 shall be deemed received upon delivery to the addressee, if personally delivered, or three (3) business days following deposit in the U.S. Mail, if mailed by certified mail, postage prepaid, and properly addressed, as provided above.

If to EMPLOYER:	First Internet Bank of Indiana 9200 Keystone Crossing
Suite 800
Indianapolis, N 46240
Attn: Chief Executive Officer

If to EMPLOYEE:	Jeffrey K. Harty
9030 Mud Creek Road
Indianapolis, IN 46256

22.                          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, as applicable, the parties’ respective successors, assigns, heirs, estates, and representatives.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date set forth below.

FIRST INTERNET BANK OF INDIANA

By:	/s/ David B. Becker
Its:	CEO
Date:	March 31, 2012

/s/ Jeffrey K. Harty
JEFFREY K. HARTY
Date:	March 30, 2012